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                                                                     Exhibit 4.9

DRAFT

                        FIRST AMENDMENT TO THE RESTATED
                         LEHMAN BROTHERS HOLDINGS INC.
                           TAX DEFERRED SAVINGS PLAN


     WHEREAS, Lehman Brothers Holdings Inc. (previously known as Shearson Lehman Brothers Holdings Inc. and Shearson Lehman Hutton Holdings Inc.) (the "Company") established the Lehman Brothers Holdings Inc. Tax Deferred Savings Plan (the "Plan") effective January 1, 1984 for the benefit of eligible employees of the Company and participating affiliated companies; and

     WHEREAS, the Plan was restated effective January 1, 1989, incorporating all amendments made through August 23, 1993; and

     WHEREAS, the Company has reserved the right to amend the Plan pursuant to
Section 12.2 thereof; and

     WHEREAS, the Company has delegated authority to the Employee Benefit Plans Committee (the "Committee") to act on its behalf in connection with certain matters relating to the Plan, including amendment of the Plan;

     NOW, THEREFORE, pursuant to the authority granted to the Committee, the Plan is hereby clarified or amended as follows:

1.   Section 3.3 is amended by adding at the end the following paragraph:

               "Effective April 1, 1994, (a) a Participant's election under
          Section 3.1 may be increased or decreased as of the first day of any month, by filing a
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          request for such change with the Committee, in the form prescribed by the Committee, by the 10th day of the month preceding the month in which the change is to take effect; (b) a Participant may discontinue his Before Tax Savings contributions to the Plan by filing a request with the Committee in the prescribed form (such contributions to cease as soon as practicable after the Committee receives the request); and (c) a Participant may thereafter resume making Before Tax Savings contributions to the Plan as of the first day of any month, by making and filing with the Committee an election in the prescribed form by the 10th day of the month preceding the month in which Before Tax Savings contributions are to resume."

2. Section 4.1(c) is amended by inserting "and, effective August 2, 1993, Investment Representative and Investment Representative trainee," after the words "(3) Branch Manager, Financial Consultant, Financial Consultant Associate, Institutional Salesperson".


3.   Effective April 1, 1994, Section 6.1 is amended to provide as follows:


               "Except as otherwise provided in Section 6.3, each Participant shall elect with respect to contributions credited to a Member's Account to have such contributions invested in increments of twenty-five percent (25%) (ten percent (10%) on and after April 1, 1994), or such other percentage prescribed by the Committee, of the total in any one or more of the Investment Funds, provided, however, that no more than fifty percent (50%) of the total of such contributions may be invested in the American Express Stock Fund. If a




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          Participant initially fails to make an election pursuant to the provisions of this Section 6.1, his Account shall be invested in the Investment Fund or Funds designated from time to time by the Committee.

               Each Participant shall file elections with the Committee, in the form prescribed by the Committee, upon becoming a Participant.
          Before January 1, 1990, such elections could be changed as of each January 1 or July 1. Effective January 1, 1990, such elections may be changed as of each Quarterly Window Date, by filing new elections with the Committee at least 15 days prior to such dates, in the form prescribed by the Committee. Investment elections will be given effect as soon as administratively practicable after each Quarterly Window Date.

               Effective April 1, 1994, a Participant may change his Investment Fund elections as of the first day of any month by filing new elections with the Committee, in the form prescribed by the Committee, by the 10th day of the month preceding the month in which the change is to take effect. Investment elections will be given effect as soon as administratively practicable."

4.   Effective April 1, 1994, Section 6.2 is amended to provide as follows:

               "Except as otherwise provided in Section 6.3, each Member may elect with respect to a Member's Account to have the assets of such Account invested in any Investment Fund or Funds, transferred, in increments of twenty-five percent (25%) (ten percent (10%) on and after April 1, 1994), or such other percentage prescribed by the Committee, of the total, to any other





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          Investment Fund or Funds; provided, however, that no such transfer shall result in more than fifty percent (50%) of the total amount in the Member's Account, being invested in the American Express Stock Fund as of the effective date of transfer.

               Before January 1, 1990, a Member could elect to make an investment transfer as of each January 1 or July 1. Effective January 1, 1990, each Member may elect to make an investment transfer as of the date preceding each Quarterly Window Date by filing such election, in the form prescribed by the Committee, at least 15 days prior to such dates. Investment transfers shall be given effect as soon as administratively practicable.

               Effective April 1, 1994, a Member may generally elect to make an investment transfer as of the first day of any month by filing such election, in the form prescribed by the Committee, by the 10th day of the month preceding the month in which the transfer is to take effect. Investment transfers shall be given effect as soon as administratively practicable.

               Notwithstanding the foregoing, the Committee may impose limits on transfer in and out of any Investment Fund."

5.   Section 6.3 is amended by adding at the end the following paragraph:

               "Effective April 1, 1994, a Participant may elect to transfer Basic and Matching Contributions made in American Express Stock which have been





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          credited to his Participant's Employer Contribution Account, in
          accordance with the provisions of Section 6.2."

6. Section 7.2(a) is clarified by replacing the first paragraph with the following:

               "Except as otherwise provided in Subsection (b) below, in the event a Participant terminates his employment for any reason other than death or incurs a Date of Disability, there shall be distributed to him the full amount of his Member's Account. Unless the Participant is eligible for and elects a delayed distribution in accordance with Section 7.4, such distribution shall be made as a single sum payment based on the Member's Account adjusted as of the Valuation Date coincident with or immediately following the date of such termination or Date of Disability or, if Subsection (b) below is applicable, as of the Valuation Date coincident with or immediately following the date on which appropriate consent to the distribution is given to the Committee on forms acceptable to the Committee."

7. Section 7.3 is clarified by inserting the words "coincident with or" after the words "based on the Member's Account adjusted as of the Valuation Date" in the second paragraph.

8. Section 7.4 is clarified by replacing the second sentence with the following:

               "Notwithstanding the preceding sentence, the Member or his Beneficiary or Beneficiaries may elect to defer the distribution of the Member's Account until no later than the end of the first calendar quarter of





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          the next succeeding Plan Year, in which event such Member's Account shall be adjusted as of the Valuation Date coincident with or immediately preceding such delayed distribution date."

9.   Section 7.8 is clarified to provide as follows:

               "Any Member employed by an Employer or Affiliate who has attained the age of 59-1/2 may elect to withdraw all or part of his Member's Account subject to the following restrictions. Withdrawals shall be allowed only once in any consecutive twelve (12) month period and application therefor shall be made in the form prescribed by the Committee. Any withdrawal under this Section 7.8, must be in an amount of not less than $1,000 (or 100% of the Member's Account balance if less than $1,000), or such larger amount as may be established by the Committee from time to time under nondiscriminatory rules, and will be withdrawn from the Member's Account (and pro rata from the Investment Funds each such account is invested in) in the following order of priority: (a) Rollover Account; (b) Before Tax Savings Account; and (c) Employer Contribution Account. Distribution of such withdrawals shall be made in a single lump sum payment by check, or, effective January 1, 1990 and subject to the provisions of Section 7.7, in Company Stock, based on the Member's Account adjusted as of the Valuation Date coincident with or immediately following the date on which the Member's properly completed withdrawal request is received by the Committee, and all such distributions shall be made as soon as administratively practicable after the appropriate Valuation Date."





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11.  Section 7.9(a) is clarified by adding at the end the following new paragraph:

               "Distribution of a hardship withdrawal shall be made in a single sum payment by check, based on the value of the Member's Account adjusted as of the Valuation Date immediately preceding the date on which the Member's withdrawal request is received and approved by the Committee. In the event a hardship withdrawal is made in more than one payment, any subsequent payment shall be based on the Member's Account (less the previously distributed hardship withdrawal amount) adjusted as of the Valuation Date coincident with or immediately following the date on which the Member's hardship withdrawal request is approved."

12. Section 12.1 is clarified by adding in the first sentence the phrase ", acting through the Committee," after the words "The Company".

13.  Section 12.2 is clarified to provide as follows:

               "The Company, acting through the Committee, also reserves the right to amend this Plan at any time, and from time to time, in any manner it deems desirable including, but not limited to, changing or modifying contributions under the Plan, or changing any provision relating to the distribution or withdrawal, or both, with respect to any account balances. The Company further reserves the right to terminate this Plan at any time by resolution of the Finance Committee of its Board of Directors."





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